Exhibit 10.2

Certain information in this document indicated with markouts has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

AMENDMENT NO. 1 TO LICENSE AGREEMENT

This **AMENDMENT NO. 1 TO LICENSE AGREEMENT ("Amendment")** is entered into as of March 16, 2017 (the **"Amendment Effective Date"**)

Between

Ospedale San Raffaele S.r.l., an Italian company having registered office at via Olgettina No. 60, 20132, Milan, Italy, Fiscal Code 07636600962, duly represented for the purposes hereof by its Chief Executive Officer, Mr. Nicola Bedin (**"OSR"**)

- *on the one side* -

And

Genenta Science S.r.l., an Italian company having registered office at via Olgettina No. 60, 20132, Milan, Italy, Fiscal Code 08738490963, duly represented for the purposes hereof by its Chief Executive Officer, Mr. Pierluigi Paracchi (**"Genenta"**)

- *on the other side* -

(OSR and Genenta shall be, collectively but not jointly, defined as the **"Parties"** and, severally, a **"Party"**).

WHEREAS:

(A) OSR and Genenta entered into that certain license agreement dated December 15, 2014 (**"License Agreement"**);

(B) OSR, Genenta and Amgen Inc. entered into that certain research agreement dated September 14, 2016 (**"Research Agreement"**) with respect to a research project (**"Research Project"**). The Research Project contemplates, among other things, conducting by OSR and Amgen certain experiments regarding the use of lentiviral based-HSPC gene therapy platform under the License Agreement with both Interferon (IFN) (**"Current Payload"**: i.e. the IFN under the License Agreement) and Tumor Necrosis Factor (TNF) (**"Alternative Payload"**).

(C) Given the Research Agreement and also considering that the product incorporating the Alternative Payload will be a Competing Product (as defined in the License Agreement), the Parties wish to amend the License Agreement under the terms set forth below.

* * *

NOW, THEREFORE, also in consideration of the foregoing premises, which form an integral and substantial part of this Amendment, and the mutual covenants herein contained, the **PARTIES HEREBY AGREE AS FOLLOWS.**

1. **Definitions.** Capitalized terms not defined herein have the meaning set forth in the License Agreement.

2. **Non-compete.** Section 3.1 of the License Agreement shall automatically be replaced in its entirety with the following (where "Competing Product" shall have the meaning set forth in the License Agreement, as amended, if applicable, pursuant to Sections 3.2(a) and/or 3.2(b) of this Amendment):

"3.1 **Non-compete.** Notwithstanding anything to the contrary in this Agreement, OSR may not, during the Competing Product Option Period (as defined in Section 3.1 of Amendment No.1 to the License Agreement, dated December 15, 2014, grant to any Third Party any license or any option right to commercialize a Competing Product. This Section 3.1 shall not be construed to restrict OSR's ability to conduct research and development activities with respect to any Competing Product, whether on its own or in collaboration with any Third Party (non-profit or for-profit), provided that (i) OSR shall provide prompt notice to Genenta upon entering into any agreement with a for-profit Third Party respect to such research and development activities (any such agreement, "R&D Agreement"), (ii) OSR shall retain all right, title an interest to any invention, discovery, idea, know-how, data or information, or other intellectual property developed by OSR with respect to the applicable Competing Product in connection with such research and development activities. In addition, this Section 3.1 shall not be construed to restrict OSR's ability to manufacture and supply Competing Product to Third Parties (within the scope of permitted R&D Agreements under the terms above), including Amgen as required for OSR to comply with the Research Agreement.

3. **Competing Product Option.**

3.1 Additionally, Genenta shall have the exclusive option to expand the license granted under Section 2.1 of the License Agreement to include:

(a) the use of the Alternative Payload in addition or in alternative to the Current Payload, in compliance with art. 7 of the Research Agreement;

(b) one or more additional (i.e., if applicable, in addition to the product incorporating the Alternative Payload) Competing Products;

in each case, in the event Genenta's Scientific Advisory Board deems scientifically reasonable to develop one or more products incorporating the Alternative Payload and/or other Competing Product(s) (**"Competing Product Option"**).

3.2 Genenta may exercise the Competing Product Option by written notice to OSR (**"Competing Product Notice"**) within forty-eight (48) months following the Amendment Effective Date but in any event prior to commencing any clinical development activities involving the applicable Alternative Payload and/or Competing Product (**"Competing Product Option Period"**), provided, however, that in the event Genenta exercises the Competing Product Option at any time during the forty-eight (48) month-period following the Amendment Effective Date, the Competing Product Option Period shall be deemed extended only once for a period of eighteen (18) months (i.e., for a total of sixty six (66)] months from the Amendment Effective Date. Each Competing Product Notice shall identify the Alternative Payload and/or Competing Product(s) for which Genenta intends to exercise the Competing Product Option. With regard to each Competing Product identified in each Competing Product Notice, OSR will confirm in writing the possibility to carry out the relevant research and

development activities and the ability to expand the rights granted under the License Agreement in accordance with Section 3.1 of this Amendment ("**OSR Confirmation**"), provided, however, that (for clarity, without limiting OSR's covenants under Section 3.1 of the License Agreement), OSR may withhold the OSR Confirmation only in the event that, prior to the receipt of the Competing Product Notice, OSR granted to one or more Third Parties any rights with respect to the applicable Competing Product that are inconsistent with an expansion of Genenta's license grant in accordance with Section 3.1 of this Amendment. Upon OSR Confirmation, Genenta shall pay to OSR the following amounts: (a) Euro [redacted] for the first product for which Genenta exercises its option under this Section 3.2, (b) Euro [redacted] for the second product and (c) Euro [redacted] for the third and following products. Notwithstanding the above, in the event Genenta exercises the Competing Product Option for the use of the Alternative Payload in alternative to the Current Payload no payment under the above mentioned letter (a) shall be due to OSR. In addition, in the event the Competing Product Option is first exercised for a Solid Cancer Indication, Genenta shall pay to OSR (in lieu of the amount set forth under Section 2.3(a) of the License Agreement): (i) Euro [redacted] upon exercise by Genenta of such Competing Product Option, and (ii) the remaining [redacted] upon the earlier of (1) the first anniversary of Genenta's exercise of the Competing Product Option and (2) dosing of the first patient with such Competing Product in such Solid Cancer Indication in a Phase I/II Clinical Trial. Upon OSR Confirmation of each Competing Product Notice:

(a) in the event such OSR Confirmation is related to the Alternative Payload to be used in addition to the Current Payload and/or other Competing Product(s), the definitions of "Licensed Product" and "Field of Use" shall be deemed amended to include the applicable Alternative Payload and/or Competing Product(s), and the definition of "Competing Product" shall be deemed amended to exclude such Alternative Payload and/or Competing Product(s).

(b) In the event such OSR Confirmation is related to the Alternative Payload to be used in alternative to the Current Payload, the definitions of "Licensed Product" and "Field of Use" shall be deemed amended to include such Alternative Payload and exclude the Current Payload and the definition of "Competing Product" shall be deemed amended to exclude such Alternative Payload. It is understood that in such case: (i) any further activity on the Current Payload shall be immediately discontinued by Genenta; (ii) any right granted by OSR to Genenta in relation to the Current Payload shall revert to OSR; (iii) Genenta shall assign and transfer to OSR, without any monetary consideration by OSR, any right, title and interest to Genenta Product Improvements and all tangible materials related to the Current Payload.

(c) Without limiting Genenta's obligations under the License Agreement, Genenta shall commit to spend at least [redacted] in the twenty-four (24) month-period following such OSR Confirmation to conduct research and development activities regarding each Competing Product (including the Alternative Payload) for which Genenta exercises its option under this Section 3.2.

4. **Termination for failure to develop.** Sections 10.4(a) and 10.4(b) of the License Agreement are hereby replaced in their entirety with the following (it being understood that Section 10.4(c) shall remain unchanged):

(a) Genenta has exercised the option set forth in Section 2.2(c) above with respect to a Licensed Product in a Solid Cancer Indication and Genenta (or a Sublicensee) has not filed an IND with respect to such Solid Cancer Indication (the **"Terminated Solid Cancer Indication"**), within three (3) years from the date of the exercise of the option, it being understood that in such case: (a) the termination rights shall be limited to such Licensed Product in the Terminated Solid Cancer Indication, (b) any further activity on such Licensed Product in the Terminated Solid Cancer Indication shall be immediately discontinued by Genenta; and (c) the provisions of Section 10.9 (as applicable) below shall apply only with respect to such Licensed Product in such Terminated Solid Cancer Indication; or

(b) Genenta has exercised the option set forth in Section 2.2(c) above with respect to a Licensed Product in three (3) Solid Cancer Indications and Genenta (or a Sublicensee) has not filed an IND with respect to any such Solid Cancer Indications for which the option was exercised, within three (3) years as of the date on which the relevant option was exercised, it being understood that in such case: (a) the termination rights shall apply to such Licensed Product in all Solid Cancer Indications (but not to any Lympho-Hematopoietic Indications, to the extent it shall be included under this License Agreement, for which the provisions of this License Agreement shall survive); (b) any further activity on such Licensed Product in all Solid Cancer Indications shall be immediately discontinued by Genenta; and (c) the provisions of Section 10.9 (as applicable) below shall apply to such Licensed Product in all Solid Cancer Indications.

5. **Certain Matters Related to the Research Agreement.**

5.1 For clarity, any invention, discovery, idea, know-how, data or information, or other intellectual property, developed by or on behalf of OSR in connection with the Research Project shall be deemed OSR Product Improvements to the extent related to the Licensed Product (where "Licensed Product" shall have the meaning set forth in the License Agreement, as amended, if applicable, pursuant to Sections 3.2(a) and/or 3.2(b) of this Amendment).

5.2 OSR will be the sole and exclusive owner of Study Report (as defined in the Research Agreement) and any related data, result, conclusion, know-how and other information included therein. For clarity, as between OSR and Genenta (i) inventions or discoveries made solely by OSR in the performance of the Research Plan (as defined in the Research Agreement) shall be owned solely by OSR, (ii) inventions or discoveries made solely by Genenta in the performance of the Research Plan shall be owned solely by Genenta and (iii) inventions or discoveries made jointly made by OSR and Genenta in the performance of the Research Plan shall be jointly owned by OSR and Genenta, and each Party may exploit such joint inventions or discoveries (without any duty to account

or consent requirement) subject to (if applicable), in the case of OSR's joint interest, the License Agreement.

5.3 During the Competing Product Option Period:

(a) Genenta may use the Study Report, under confidentiality and in compliance with the Evaluation Period (as defined in the Research Agreement), for internal research purposes only, including in order to assess the use of the Alternative Payload in addition or in alternative to the Current Payload;

(b) additionally, after the end of the Evaluation Period (as defined in the Research Agreement), Genenta may disclose the Study Report only to current or prospective investors or collaborators, in each case under confidentiality and without granting any rights to any third party (other than the right to internally evaluate the Study Report), unless otherwise agreed upon in writing among Amgen, OSR and Genenta.

(c) OSR shall not disclose the Study Report or any portion thereof to any Third Party (except [redacted], under the terms and conditions of the Research Agreement) without Genenta's prior written consent. Notwithstanding the above, during the Competing Product Option Period, OSR (a) shall be free to make any publication, whether oral or in writing, with respect to the Research Plan, the Study Report, and the data and/or results contained in the Study Report, upon Genenta's prior written consent (which shall not be unreasonably withheld) and in compliance with the Research Agreement, following the procedure set out under Section 5.4 of the Scientific Collaboration Agreement between OSR and Genenta dated December 15, 2014 (**"Scientific Collaboration Agreement"**); (b) shall be free to discuss under confidentiality the content of the Research Plan and the Study Report among its research staff and during internal research meetings (where "internal" may include San Raffaele Telethon Institute for Gene Therapy).

5.4 After the Competing Product Option Period, in the event Genenta did not exercise the Competing Product Option in relation to the Alternative Payload (to be used in alternative or in addition to the Current Payload), Genenta may no longer disclose to any third party the Study Report (to the extent not publicly available at that time), but may continue to use the Study Report for purposes of internal research uses only; and OSR shall be free to disclose and use the Study Report for any purpose.

5.5 With reference to Section 8 of the Research Agreement, as between OSR and Genenta, Genenta shall bear all costs due under the Research Agreement in connection with the preparation, filing, prosecution, defence, enforcement (including the Joint Invention Actions) of any Joint Inventions, Joint Platform Inventions and Joint Inventions Patents (as defined in the Research Agreement), and including the cost of damages awarded against OSR in connection with such action.

6. **Materials Transfer.** During the term of the Research Agreement, Genenta shall provide OSR with any material under Genenta's control (by ownership, license or

otherwise, including any vector or cell manufactured on behalf of Genenta by third parties) necessary or useful to conduct the research activities under the Research Plan as mutually agreed upon by the Parties, and agrees to indemnify, defend (including attorneys' fees) and hold harmless OSR from any liability resulting from any third party claim or demand arising from the use and/or storage of such material, except to the extent such claim results from any negligent or wilful act of OSR and/or its subcontractors. It is understood that OSR shall bear the costs related to the manufacturing (on behalf of Genenta by third parties) of any vector and cell necessary or useful to carry out the research activities under the Research Plan, provided that OSR shall be the sole and exclusive owner of such vectors and cells.

7. **Entire License Agreement.** This Amendment embodies the entire agreement between the Parties and supersedes any prior representations, understandings and agreements between the Parties regarding the subject matter hereof. There are no representations, understandings or agreements, oral or written, between the Parties regarding the subject matter hereof that are not fully expressed herein. Except as amended by this Amendment, the License Agreement shall remain in full force and effect. For clarity, the Research Agreement and the Scientific Collaboration Agreement shall also remain in full force and effect between the Parties.

IN WITNESS WHEREOF, the Parties have executed this Amendment effective as of the Amendment Effective Date.

Ospedale San Raffaele S.r.l.

By:

Name: Mr. Nicola Bedin

Title: Chief Executive Officer

Genenta Science S.r.l.

By:

Name: Mr. Pierluigi Paracchi

Title: Chief Executive Officer